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Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION REPORTS
     YEAR-END REVENUE GROWTH OF 20%

Company Awarded Contract for First Major Use of National Standard Survey

LINCOLN, Nebraska (February 10, 2004) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the fourth quarter and year ended December 31, 2003.

        Commenting on the year-end performance, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “We are pleased with our 20% revenue growth for 2003, and we believe that we can meet or exceed that growth rate in 2004. A major new driver of revenue in 2004 will be ‘The Quality Initiative,’ the national program to publicly report hospital performance. Voluntary participation in the program increased 59% to 2,711 hospitals from 1,700 last quarter, due in part to the financial incentive enacted into law by Congress. It is anticipated now that many more of the approximately 4,661 hospitals targeted will take advantage of this financial incentive. We are also pleased that National Research Corporation was awarded the contract for the first major use of the new Hospital CAHPS survey, which includes fielding the pilot survey for 200 hospitals. This contract represents the first tangible revenue resulting from the national program and will commence in the first quarter of 2004.”

        Revenues for the fourth quarter ended December 31, 2003, increased 8.4% to $6.7 million compared with revenues of $6.2 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 remained flat with the year 2002, both at $1.2 million, or $0.17 per basic and diluted share.

        Revenues for the year ended December 31, 2003, increased 20.3% to $26.9 million compared with revenues of $22.4 million for the year ended December 31, 2002. Net income for the year ended December 31, 2003, increased 13.9% to $4.4 million, or $0.60 per basic and diluted share, compared with net income of $3.9 million, or $0.54 per basic and diluted share, in 2002.

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NRCI Announces Fourth Quarter and Year-End Results

February 10, 2004

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “During the fourth quarter, our stepped-up focus on business development resulted in increased expenses of $302,000, or $0.03 per share, over the prior year level. Notwithstanding the fact that these additional expenses resulted in $0.02 less in earnings per share than our goal for the fourth quarter, our belief is that these development efforts will position National Research Corporation to capitalize on revenue opportunities in 2004. Given our current visibility, we are anticipating earnings per share for the first quarter of 2004 of $0.16, an increase in excess of 23% over the prior year period.”

        A listen-only simulcast of National Research Corporation’s fourth quarter and year-end conference call will be available online at www.fulldisclosure.com on February 11, 2004, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis and tracking services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End Results

February 10, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues	$6,742	$6,222	$26,922	$22,387
Operating expenses:
Direct expenses	2,748	2,593	12,029	9,556
Selling, general and administrative	1,606	1,175	5,987	4,738
Depreciation and amortization	478	451	1,941	1,675

Total operating expenses	4,832	4,219	19,957	15,969

Operating income	1,910	2,003	6,965	6,418
Other income (expense):
Interest income	79	70	293	258
Interest expense	(107)	(109)	(428)	(450)
Other, net	38	6	85	(65)

Total other income (expense)	10	(33)	(49)	(257)
Income before income taxes	1,920	1,970	6,916	6,161
Provision for income taxes	665	735	2,532	2,311

Net income	$1,255	$1,235	$4,384	$3,850

Net income per share, basic	$0.17	$0.17	$0.60	$0.54

Net income per share, diluted	$0.17	$0.17	$0.60	$0.54

Weighted average shares outstanding:
Basic	7,271	7,236	7,259	7,163
Diluted	7,314	7,264	7,326	7,193

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NRCI Announces Fourth Quarter and Year-End Results

February 10, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$3,441	$991
Short-term investments	12,767	9,987
Accounts receivable, net	5,479	4,579
Other current assets	1,834	2,391

Total current assets	23,521	17,948
Net property and equipment	12,189	12,346
Other, net	9,963	8,538

Total Assets	$45,673	$38,832

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,074	$933
Deferred revenue	4,439	3,277
Accrued compensation	805	633
Notes payable	142	132
Income taxes payable	244	55

Total current liabilities	6,704	5,030
Noncurrent liabilities	6,545	5,784

Total Liabilities	13,249	10,814

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
7,639,819 and 7,560,610 shares issued, respectively;
7,305,819 and 7,245,110 outstanding, respectively	8	8
Additional paid-in capital	18,875	18,124
Retained earnings	15,831	11,447
Unearned compensation	(394)	0
Accumulated other comprehensive income	(27)	35
Treasury stock	(1,869)	(1,596)

Total shareholders' equity	32,424	28,018

Total Liabilities and Shareholders' Equity	$45,673	$38,832

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